DISTRIBUTION AGREEMENT

     AGREEMENT, made the 1st day of October, 2003, and amended as of August 1, 2011, between THE WEITZ FUNDS, a Delaware statutory trust (hereinafter called the "Trust"), and WEITZ SECURITIES, INC., a Nebraska corporation (hereinafter called the "Distributor"):

WITNESSETH:

     In consideration of the mutual covenants herein contained it is agreed as follows:

     1.     Appointment of Trust Distributor.  The Trust hereby appoints the Distributor as its exclusive agent to sell shares of beneficial interest of the Trust ("Shares") during the term of this Agreement. The Distributor hereby accepts the appointment and agrees to use its best efforts to find investors to purchase Shares through the Distributor. The Distributor does not undertake to sell any specific number of Shares.

     2.     Sale of Shares through Distributor.   The Trust hereby agrees to offer and sell through the Distributor as its agent, Shares of the Trust at the applicable public offering price consisting of the net asset value per share plus any applicable sales charge. The Trust reserves the right to reject any offer to purchase its Shares.

     3.     Trust to Supply Net Asset Value.   The Trust shall determine in the manner provided in its Declaration of Trust and promptly furnish to the Distributor, a statement of the net asset value per Share as often and at such times as the Trust shall determine, but not less than daily as of the close of business of the New York Stock Exchange on any business day on which the New York Stock Exchange is open for unrestricted trading. The net asset value shall become effective at such time and shall remain in effect during such period as may be stated in a statement thereof furnished to the Distributor by the Trust.

     4.      Delivery of Shares.   Upon receipt by the Trust at its principal place of business of a written order or confirmation from the Distributor, the Trust will, if it elects to accept such order, as promptly as practicable, cause an entry to be made in the records maintained by or on behalf of the Trust crediting such Shares to the account of the purchaser thereof, in either event against payment therefor in such manner as may be acceptable to the Trust.

     5.     Distributor Not Agent of Trust in Certain Circumstances.   In making agreements with its salesmen or with dealers, the Distributor shall act only in its own behalf as principal and not as agent for the Trust. Distributor shall be agent for the Trust only in respect of sales of the Trust's Shares.

     6.     Issue of Shares by Trust to Shareholders as Dividend. Nothing herein shall prevent the Trust from issuing, distributing, or transferring Shares, whether treasury or newly issued shares, at any time to its stockholders as stock dividends, for not less than the net asset value of such Shares.

     7.     Information Furnished by Trust to Distributor.  The Trust shall furnish the Distributor from time to time for use under Federal and state laws in the filing of registration statements, copies of Trust documents, agreements and any other related documents; provided that the Trust shall pay all legal, accounting, registration and filing fees incident to such registrations and filings.

     8.     Sales Literature. The Distributor shall pay the initial and continuing expenses of preparing, printing and distributing all advertising and sales literature.

     9.     Compensation.  The Distributor shall be entitled to receive from the Trust payments made in accordance with the Service and Distribution Plan for Investor Class Shares (the “Plan”) that has been adopted by the Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, with respect to the service and distribution of Investor Class Shares of those Funds in the Trust that are covered under the Plan, upon the terms and conditions as set forth in the Plan.

     10.    Indemnities.

     (a)   The Trust agrees to indemnify, defend and hold Distributor, its officers and directors and any person who controls Distributor within the meaning of Section 15 of the Securities Act of 1933, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Distributor, its officers and directors or any such controlling person may incur under the Securities Act of 1933, or under the common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Trust's Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading; providing, however, that this indemnity, to the extent that it might require indemnity of any person who is an officer or director or controlling person of Distributor and who is also a director or officer of the Trust, shall not inure to the benefit of such officer or director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the Securities Act of 1933; and further provided, that in no event shall anything herein contained be so construed as to protect Distributor (or its officers and directors or any controlling persons) against any liability to the Trust or its security holders to which Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The Trust's agreement to indemnify Distributor, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon its being notified of any action brought against Distributor, its officers and directors or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal office in Omaha, Nebraska, and sent to it by the person against whom such action is brought, within ten (10) days after the summons or other legal process shall have been served. The failure to so notify the Trust of any such action shall not relieve it from any liability which it may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity contained in this paragraph. The Trust will be entitled, at its election, to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by Distributor. In the event the Trust does elect to assume the defense of any such suit and retain counsel of good standing approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case Distributor does not approve of counsel chosen by the Trust, the Trust will reimburse Distributor, its officers and directors, or the controlling person named as defendant or defendants in such suit, for reasonable fees and expenses of any counsel retained by Distributor or them. This indemnity will inure exclusively to Distributor's benefit, to the benefit of its successors, to the benefit of its officers and trustees and their respective estates, and to the benefit of any controlling person and its successors. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against it or any of its officers or trustees in connection with the issue and sale of any of its Shares.

     (b)  Distributor agrees to indemnify, defend and hold the Trust, its several officers and directors, and any person who controls the Trust within the meaning of Section 15 of the Securities Act of 1933, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or trustees, or any such controlling person may incur under the Securities Act of 1933 or under the common law or otherwise: but only to the extent that such liability or expense incurred by the Trust, its officers or trustees, or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by Distributor to the Trust for use in the Trust's Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading. Distributor's agreement to indemnify the Trust, its officers and trustees, and any such controlling person is expressly conditioned upon its being notified of any action brought against the Trust, its officers and trustees and any such controlling person, such notification to be given by letter or telegram addressed to Distributor at its principal office in Omaha, Nebraska, and sent to it by the person against whom such action is brought, within ten (10) days after the summons or other first legal process shall have been served. Distributor shall have a right to control the defense of such action, with counsel of its own choosing, satisfactory to the Trust, if such action is based solely upon such alleged misstatement or omission on its part, and in any other event Distributor or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure to so notify Distributor of any such action shall not relieve Distributor from any liability which Distributor may have to the Trust, it officers or trustees, or to such controlling person by reason of any such untrue statement or omission on Distributor's part otherwise than on account of its indemnity contained in the paragraph.

     11.     Registration and Qualification of Distributor and Salesmen.

     (a)    Distributor shall be registered and qualified to act as a broker-dealer with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority and the securities commissions of the states where the Shares of the Trust will be offered. Distributor will comply with all Federal and state securities laws applicable to the offer and sale of securities and to the operation and conduct of the business of a broker-dealer.

     (b)    Distributor, as its sole expense, shall employ, train, register and qualify such securities salesmen in such states as shall be agreed upon by the Distributor and the Trust. Thereafter, Distributor shall supervise the activities of such salesmen to assure their continuing compliance with the applicable securities laws.

     12.     Assignment Terminates this Agreement; Amendment of this Agreement.  This Agreement shall automatically terminate in the event of its assignment; and this Agreement may be amended only if the terms of the amendment are approved either (a) by action of a majority of the Trust's trustees and by a majority of those trustees of the Trust who are not interested or affiliated persons of the Distributor or officers or employees of the Trust or (b) by affirmative vote of the holders of a majority of the outstanding voting securities of the Trust.

     13.     Effective Period and Termination of this Agreement.

     (a)    This Agreement shall become effective as of the date first set forth above and shall continue in force for an indefinite period, subject to prior termination as provided herein, but only so long as its continuance shall be specifically approved at least annually by a vote of a majority of the Board of Trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Trust. In any event, this Agreement shall not be renewed or performed unless it has been approved annually by a majority vote of those trustees of the Trust who are not parties to such agreement or interested or affiliated persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     (b)    This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Trust, in either case upon sixty (60) days' written notice to the Distributor, and it may be terminated by the Distributor upon sixty (60) days' written notice to the Trust.

     14.     Definitions.   For the purpose of this Agreement, the terms "vote of a majority of the outstanding securities", "assignment", "affiliated person" and "interested person" shall have the respective meanings specified in the Investment Company Act of 1940 as now or hereafter in effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                                                                                               THE WEITZ FUNDS

By:   /s/ Wallace R. Weitz
                                                                                                                         President

ATTEST:

/s/ John R. Detisch
Secretary

WEITZ SECURITIES, INC.

By:   /s/ Wallace R. Weitz
                                                                                                                          President

ATTEST:

/s/ John R. Detisch
Secretary

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